101 JFK Parkway ☐ Short Hills, NJ 07078
news release
Contact: Domenick Cama
ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp, Inc. Announces First Quarter Financial Results

Short Hills, N.J. – (PR NEWSWIRE) – November 4, 2008 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Savings Bank (“Bank”), reported today the results of its operations for the three months ended September 30, 2008.

Net income was $5.5 million for the three months ended September 30, 2008 compared to net income of $2.4 million for the three months ended September 30, 2007. Basic and diluted earnings were $0.05 per share for the three months ended September 30, 2008, compared to basic and diluted earnings of $0.02 per share for the three months ended September 30, 2007.

The Company recognized a $3.9 million pre-tax, ($2.3 million, or $0.02 per diluted share, after-tax), non-cash other-than-temporary impairment ("OTTI") charge for the three months ended September 30, 2008. The OTTI pertained to one pooled bank trust preferred collateralized debt obligation (“CDO”), with an amortized cost of $9.0 million which was classified as “Held to Maturity.” The impairment occurred as a result of possible declines in future cash flows due to the weakness of certain financial institutions within the security.

Net interest margin increased by 82 basis points to 2.40% for the three months ended September 30, 2008 compared to 1.58% for the three months ended September 30, 2007. Our net interest margin was positively impacted by the Federal Reserve lowering the Fed Funds rate over 225 basis points in the last year. This resulted in a steeper yield curve which allowed us to borrow money at lower rates and reduce deposit rates while keeping mortgage rates relatively stable.

Net loans increased by $641.4 million, or 13.7%, to $5.31 billion at September 30, 2008 from $4.67 billion at June 30, 2008 while securities decreased $68.1 million, or 4.7%, to $1.39 billion at September 30, 2008 from $1.46 billion at June 30, 2008. This is consistent with our strategic plan to change our mix of assets by reducing the size of our securities portfolio and increasing the size of our loan portfolio.

Borrowings increased by $567.0 million, or 36.3%, to $2.13 billion at September 30, 2008 from $1.56 billion at June 30, 2008 as the Company utilized wholesale borrowings to fund new loan growth. Deposits also increased $31.7 million, or 0.8%, to $4.00 billion at September 30, 2008 from $3.97 billion at June 30, 2008.

“We have not been immune to some of the uncertainties that exist in the financial services industry,” said Kevin Cummings, the Company’s president and CEO. “During the quarter, we recorded an OTTI charge on one of our pooled bank trust preferred securities which has been negatively impacted by the lack of liquidity for these types of securities. We believe it is possible that the various programs recently announced by the US Government to support the banking industry may prove successful and have a favorable impact on these securities.”

Mr. Cummings continued, “Despite all the turmoil in the financial services industry and the economy as a whole, our core earnings, loan growth, core deposit growth and capital are strong. The integration of the Summit acquisition has been outstanding as deposits for these branches are up over 60% at the end of October compared to June 6th, our acquisition date.”

“We remain focused on the execution of our strategic plan and vision to become New Jersey’s leading community bank,” said Mr. Cummings. “We are making significant investments in our branch network and commercial and residential businesses which will enhance our franchise in New Jersey. The Bank is well positioned to take advantage of opportunities to expand our customer base now and when the economy improves in the future.”

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $11.3 million, or 14.9%, to $87.4 million for the three months ended September 30, 2008 from $76.1 million for the three months ended September 30, 2007. This increase is primarily due to an $831.1 million, or 14.8%, increase in the average balance of interest-earning assets to $6.46 billion for the three months ended September 30, 2008 from $5.63 billion for the three months ended September 30, 2007. The weighted average yield on interest-earning assets was 5.41% for the three months ended September 30, 2008 and the three months ended September 30, 2007.

Interest income on loans increased by $17.0 million, or 31.8%, to $70.5 million for the three months ended September 30, 2008 from $53.5 million for the three months ended September 30, 2007, reflecting a $1.19 billion, or 31.6%, increase in the average balance of net loans to $4.94 billion for the three months ended September 30, 2008 from $3.75 billion for the three months ended September 30, 2007. This is consistent with our strategic plan to change our mix of assets by increasing the size of our loan portfolio while reducing the size of our securities portfolio. There was only a 1 basis point increase in the average yield on loans to 5.71% for the three months ended September 30, 2008 from 5.70% for the three months ended September 30, 2007 as interest income was adversely impacted by the increase in non-performing loans and a decrease in market indices that caused a portion of our adjustable rate portfolio to be re-priced downward.

Interest income on all other interest-earning assets, excluding loans, decreased by $5.7 million, or 25.1%, to $17.0 million for the three months ended September 30, 2008 from $22.6 million for the three months ended September 30, 2007. This decrease reflected a $356.5 million decrease in the average balance of securities and other interest-earning assets, consistent with our strategic plan to change our mix of assets by reducing the size of our securities portfolio and increasing the size of our loan portfolio. In addition, there was a 36 basis point decrease in the average yield on securities and other interest-earning assets to 4.46% for the three months ended September 30, 2008 from 4.82% for the three months ended September 30, 2007 as some of our adjustable rate securities re-priced in relation to current market rates.

Interest Expense

Total interest expense decreased by $5.1 million, or 9.6%, to $48.7 million for the three months ended September 30, 2008 from $53.9 million for the three months ended September 30, 2007. This decrease was primarily due to a 100 basis point decrease in the weighted average cost of total interest-bearing liabilities to 3.43% for the three months ended September 30, 2008 compared to 4.43% for the three months ended September 30, 2007. This was partially offset by an $810.2 million, or 16.6%, increase in the average balance of total interest-bearing liabilities to $5.68 billion for the three months ended September 30, 2008 from $4.87 billion for the three months ended September 30, 2007.

Interest expense on interest-bearing deposits decreased $8.7 million, or 22.0%, to $31.0 million for the three months ended September 30, 2008 from $39.8 million for the three months ended September 30, 2007. This decrease was due to a 104 basis point decrease in the average cost of interest-bearing deposits to 3.20% for the three months ended September 30, 2008 compared to 4.24% for the three months ended September 30, 2007, as lower short term interest rates allowed us to lower our deposit rates. This was partially offset by a $124.1 million increase in the average balance of interest-bearing deposits.

Interest expense on borrowed funds increased by $3.6 million, or 25.5%, to $17.7 million for the three months ended September 30, 2008 from $14.1 million for the three months ended September 30, 2007. This increase was caused by a $686.1 million, or 61.3%, increase in the average balance of borrowed funds to $1.80 billion for the three months ended September 30, 2008 from $1.12 billion for the three months ended September 30, 2007, partially offset by a 112 basis point decrease in the average cost of borrowed funds to 3.92% for the three months ended September 30, 2008 from 5.04% for the three months ended September 30, 2007. We utilized wholesale borrowings to help fund loan growth for the quarter.

Net Interest Income

Net interest income increased by $16.5 million, or 74.0%, to $38.7 million for the three months ended September 30, 2008 from $22.3 million for the three months ended September 30, 2007. During the three months ended September 30, 2008, our net interest rate spread increased 100 basis points to 1.98% as a result of a 100 basis point decrease in our cost on interest-bearing liabilities to 3.43% for the three months ended September 30, 2008 from 4.43% for the three months ended September 30, 2007.  Our net interest margin increased by 82 basis points from 1.58% for the three months ended September 30, 2007 to 2.40% for the three months ended September 30, 2008.

Our net interest margin was positively impacted by the Fed lowering the Fed Funds rate over 225 basis points in the last year. This resulted in a steeper yield curve which allowed us to borrow money at lower rates and reduce deposit rates while keeping mortgage rates relatively stable.

Provision for Loan Losses

The provision for loan losses was $5.0 million for the three months ended September 30, 2008 compared to $199,000 for the three months ended September 30, 2007. Net charge-offs were $3,000 for the three months ended September 30, 2008 compared to $4,000 for the three months ended September 30, 2007.

The allowance for loan losses increased by $5.0 million to $18.6 million at September 30, 2008 from $13.6 million at June 30, 2008. The increase in the allowance is primarily attributable to the higher current year loan loss provision which reflects the overall growth in the loan portfolio, particularly residential and commercial real estate loans; an additional $1.0 million specific reserve recorded on a previously disclosed $11.0 million impaired loan; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; the increase in non-performing loans; and the continued adverse economic environment.

Total non-performing loans, defined as non-accruing loans, increased by $22.8 million to $42.1 million at September 30, 2008 from $19.4 million at June 30, 2008. This increase is primarily the result of a previously disclosed $19.4 million multifamily loan which was placed on non-accrual status during the three months ended September 30, 2008. The loan was 30 days delinquent at June 30, 2008. A contract for the sale of the property is pending. While management believes that the probability of loss on this loan is low, we will continue to closely monitor the loan. Additionally, a $1.9 million construction loan that was previously downgraded was placed on non-accrual status during the three months ended September 30, 2008.

The ratio of non-performing loans to total loans was 0.79% at September 30, 2008 compared to 0.42% at June 30, 2008. The allowance for loan losses as a percentage of non-performing loans was 44.05% at September 30, 2008 compared with 70.03% at June 30, 2008. At September 30, 2008 our allowance for loan losses as a percentage of total loans was 0.35% compared with 0.29% at June 30, 2008. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Non-Interest Income

Total non-interest income decreased by $3.9 million to a loss of $2.2 million for the three months ended September 30, 2008 from income of $1.7 million for the three months ended September 30, 2007. The decrease was primarily the result of a $3.9 million pre-tax OTTI charge recognized on a pooled bank trust preferred CDO for the three months ended September 30, 2008. The impairment occurred as a result of possible declines in future cash flows due to the weakness of certain financial institutions within the security. Additionally, during the three months ended September 30, 2008 we took an additional $456,000 pre-tax OTTI charge on the AMF Ultra Short Mortgage Fund, a mutual fund acquired in the June 2008 merger with Summit Federal.

Non-Interest Expenses

Total non-interest expenses increased by $2.2 million, or 10.9%, to $22.4 million for the three months ended September 30, 2008 from $20.2 million for the three months ended September 30, 2007. This increase was due in part to compensation expense increasing $853,000. This increase reflects additional equity incentive plan expense resulting from grants made in January 2008; staff additions in our commercial real estate, retail banking areas and our mortgage company; as well as normal merit increases and increases in employee benefit costs. Federal deposit insurance premiums also increased by $573,000 as we exhausted our FDIC One-Time Assessment Credit. In addition, our advertising expense increased by $295,000 as we have expanded our advertising to increase our exposure and promote our deposit and loan growth initiatives.

Income Taxes

Income tax expense was $3.7 million for the three months ended September 30, 2008, as compared to $1.1 million for the three months ended September 30, 2007. Our effective tax expense rates were 39.97% and 31.76% for the three months ended September 30, 2008 and 2007, respectively. The increase in the effective tax rate is primarily the result of the liquidation of the Company’s Real Estate Investment Trust in December 2007.

Balance Sheet Summary

Total assets increased by $617.9 million, or 9.6%, to $7.04 billion at September 30, 2008 from $6.42 billion at June 30, 2008. This increase was largely the result of the growth in our loan portfolio partially offset by the decrease in our securities portfolio. The cash flow from our securities portfolio is being used to help fund our loan growth, consistent with our strategic plan.

Net loans, including loans held for sale, increased by $652.2 million, or 13.9%, to $5.33 billion at September 30, 2008 from $4.68 billion at June 30, 2008. As many financial institutions have curtailed their lending operations, we have taken advantage of this opportunity to increase our loan portfolio without compromising our underwriting standards. The loans we originate and purchase are on properties in New Jersey and states in close proximity to New Jersey. We do not originate or purchase and our loan portfolio does not include any sub-prime loans or option ARMs.

We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co. During the three months ended September 30, 2008 we originated $147.4 million in residential mortgage loans. In addition, we purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the three months ended September 30, 2008, we purchased loans totaling $289.5 million from these entities. We also purchase pools of mortgage loans in the secondary market on a “bulk purchase” basis from several well-established financial institutions. During the three months ended September 30, 2008, we took advantage of several opportunities to purchase $174.3 million of residential mortgage loans that met our underwriting criteria on a “bulk purchase” basis.

For the three months ended September 30, 2008, we originated $78.6 million in multi-family and commercial real estate loans and $30.6 million in construction loans. We also purchased $99.6 million of multi-family loans in the secondary market on a “bulk purchase” basis. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family, commercial real estate and construction loans.

Securities, in the aggregate, decreased by $68.1 million, or 4.7%, to $1.39 billion at September 30, 2008, from $1.46 billion at June 30, 2008. The decrease is primarily the result of cash flows from our securities portfolio being used to help fund our loan growth. This is consistent with our strategic plan to change our mix of assets by reducing the size of our securities portfolio and increasing the size of our loan portfolio. Additionally, the Company wrote-down a pooled bank trust preferred CDO through a $3.9 million pre-tax OTTI non-cash charge. The security had an amortized cost of $9.0 million and was classified as held to maturity. Although the security was performing in accordance with contractual terms as of September 30, 2008, the impairment occurred as a result of possible declines in future cash flows due to the weakness of certain financial institutions within the security.

At September 30, 2008, securities include pooled trust preferred securities, principally issued by banks, with an amortized cost of $173.9 million and a fair value of $105.5 million. These securities have been classified in the held to maturity portfolio since their purchase and are performing in accordance with contractual terms. The Company has the ability and intent to hold these securities until maturity. Given the challenging environment for most banks in the U.S., there has been an increase in payment deferrals by issuers and a steady decline in the fair value of these securities. We will continue to closely monitor the performance of the securities we own as well as the events surrounding this segment of the market. The Company will continue to evaluate them for OTTI, which could result in future non-cash charges to earnings.

The securities portfolio also includes AAA rated private label mortgage backed securities with an amortized cost of $197.6 million and a fair value of $185.4 million. These securities were originated in the period 2002-2004 and are performing in accordance with contractual terms. The decrease in fair value for these securities is attributed to changes in market interest rates. Our securities portfolio does not have any FNMA or Freddie Mac common or preferred stock.

During the three months ended September 30, 2008, management continued to liquidate its investment in the AMF Ultra Short Mortgage Fund, a mutual fund acquired in the June 2008 merger with Summit Federal. The Company recorded an additional $456,000, pre-tax non-cash, OTTI charge during the three months ended September 30, 2008. The fund’s manager instituted a limitation on the cash redemptions to protect shareholders against the possibility that the fund might be forced to liquidate securities at distressed price levels to satisfy redemption requests. Due to a continuing decline in the net asset value of the mutual fund, the Company has decided to withdraw its investment in the fund by invoking a redemption-in-kind option.

The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $25.5 million from $60.9 million at June 30, 2008 to $86.5 million at September 30, 2008 as a result of an increase in our level of borrowings at September 30, 2008. There was also an increase in accrued interest receivable of $4.0 million resulting from an increase in the average balance of our interest-earning assets. Additionally, bank owned life insurance increased by $1.0 million from $96.2 million at June 30, 2008 to $97.2 million at September 30, 2008.

Deposits increased by $31.7 million, or 0.8%, to $4.00 billion at September 30, 2008 from $3.97 billion at June 30, 2008. Money market account deposits, checking account deposits and certificates of deposits increased by $37.6 million, $15.9 million and $3.3 million, respectively. These increases were partially offset by a $25.1 million decrease in savings account deposits.

Borrowed funds increased $567.0 million, or 36.3%, to $2.13 billion at September 30, 2008 from $1.56 billion at June 30, 2008. We utilized wholesale borrowings to fund a portion of our loan growth because of the lower rates available in the wholesale markets.

Stockholders’ equity increased $7.9 million to $836.5 million at September 30, 2008 from $828.5 million at June 30, 2008 primarily due to net income of $5.5 million for the three months ended September 30, 2008. Other factors impacting the increase in stockholders’ equity were compensation costs associated with stock options and restricted stock and the allocation of ESOP shares.

On Oct. 14, the U.S. Treasury Department announced a program for direct investment in United States banks, bank holding companies and other entities referred to as the “Troubled Asset Relief Program” (TARP). Management is analyzing the details of participating in the TARP.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and fifty-two branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset, Union and Warren Counties, New Jersey.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
September 30, 2008 (Unaudited) and June 30, 2008

	September 30,	June 30,
	2008	2008
	(In thousands)
Assets
Cash and cash equivalents	$20,500	22,823
Securities available-for-sale, at estimated fair value	190,498	203,032
Securities held-to-maturity, net (estimated fair value of
$1,118,336 and $1,198,053 at September 30, 2008
and June 30, 2008, respectively)	1,199,443	1,255,054
Loans receivable, net	5,311,500	4,670,150
Loans held-for-sale	20,696	9,814
Stock in the Federal Home Loan Bank	86,450	60,935
Accrued interest receivable	31,686	27,716
Office properties and equipment, net	31,811	29,710
Net deferred tax asset	43,891	40,702
Bank owned life insurance contract	97,183	96,170
Other assets	3,361	3,036
Total assets	$7,037,019	6,419,142
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$4,002,005	3,970,275
Borrowed funds	2,130,576	1,563,583
Advance payments by borrowers for taxes and insurance	23,238	21,829
Other liabilities	44,729	34,917
Total liabilities	6,200,548	5,590,604
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 109,010,756 outstanding
at September 30, 2008 and June 30, 2008	532	532
Additional paid-in capital	517,372	514,613
Retained earnings	491,735	486,244
Treasury stock, at cost; 9,009,524 shares at
September 30, 2008 and June 30, 2008	(128,977)	(128,977)
Unallocated common stock held by the employee stock
ownership plan	(37,223)	(37,578)
Accumulated other comprehensive loss	(6,968)	(6,296)
Total stockholders' equity	836,471	828,538
Total liabilities and stockholders' equity	$7,037,019	6,419,142

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	For the Three Months
	Ended September 30,
	2008	2007
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$70,480	53,472
Securities:
Government-sponsored enterprise obligations	500	1,462
Mortgage-backed securities	13,439	17,133
Equity securities available-for-sale	55	80
Municipal bonds and other debt	2,137	3,096
Interest-bearing deposits	32	281
Federal Home Loan Bank stock	805	596
Total interest and dividend income	87,448	76,120
Interest expense:
Deposits	31,009	39,753
Secured borrowings	17,699	14,103
Total interest expense	48,708	53,856
Net interest income	38,740	22,264
Provision for loan losses	5,000	199
Net interest income after provision
for loan losses	33,740	22,065
Non-interest (loss) income:
Fees and service charges	843	755
Income on bank owned life insurance contract	1,013	983
Gain on sales of mortgage loans, net	184	81
Loss on securities transactions, net	(4,366)	(242)
Other income	94	85
Total non-interest (loss) income	(2,232)	1,662
Non-interest expenses:
Compensation and fringe benefits	14,682	13,829
Advertising and promotional expense	805	510
Office occupancy and equipment expense	2,745	2,664
Federal insurance premiums	681	108
Stationery, printing, supplies and telephone	539	430
Legal, audit, accounting, and supervisory examination fees	549	460
Data processing service fees	1,157	1,109
Other operating expenses	1,203	1,053
Total non-interest expenses	22,361	20,163
Income before income tax expense	9,147	3,564
Income tax expense	3,656	1,132
Net income	$5,491	2,432
Earnings per share - basic and diluted	$0.05	0.02
Weighted average shares outstanding
Basic	103,794,369	106,810,092
Diluted	104,092,853	106,981,331

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	September 30, 2008				September 30, 2007
	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$18,321		$32	0.70%	$26,244		$281	4.28%
Securities available-for-sale	202,533		2,314	4.57%	257,309		2,960	4.60%
Securities held-to-maturity	1,230,798		13,817	4.49%	1,555,332		18,811	4.84%
Net loans	4,940,058		70,480	5.71%	3,752,468		53,472	5.70%
Stock in FHLB	70,374		805	4.58%	39,629		596	6.02%
Total interest-earning assets	6,462,084		87,448	5.41%	5,630,982		76,120	5.41%
Non-interest earning assets	187,218				182,724
Total assets	$6,649,302				$5,813,706

Interest-bearing Liabilities:
Savings	$399,592		1,872	1.87%	$352,048		1,884	2.14%
Interest-bearing checking	362,575		1,373	1.51%	369,363		2,461	2.67%
Money market accounts	231,650		1,219	2.10%	187,534		1,239	2.64%
Certificates of deposit	2,879,436		26,545	3.69%	2,840,211		34,169	4.81%
Borrowed funds	1,804,823		17,699	3.92%	1,118,723		14,103	5.04%
Total interest-bearing liabilities	5,678,076		48,708	3.43%	4,867,879		53,856	4.43%
Non-interest bearing liabilities	110,969				103,217
Total liabilities	5,789,045				4,971,096

Stockholders' equity	860,257				842,610
Total liabilities and stockholders' equity	$6,649,302				$5,813,706

Net interest income			$38,740				$22,264

Net interest rate spread				1.98%				0.98%

Net interest earning assets	$784,008				$763,103

Net interest margin				2.40%				1.58%

Ratio of interest-earning assets to total interest- bearing liabilities	1.14	X			1.16	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	September 30,
	2008	2007

Return on average assets	0.33%	0.17%
Return on average equity	2.55%	1.15%
Interest rate spread	1.98%	0.98%
Net interest margin	2.40%	1.58%
Efficiency ratio	61.25%	84.27%
Efficiency ratio, excluding security transactions	54.71%	83.43%
Non-interest expense to average total assets	1.35%	1.39%
Average interest-earning assets to average
interest-bearing liabilities	1.14	1.16

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

	At or For the Period Ended
	September 30,	June 30,
	2008	2008

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.60%	0.30%
Non-performing loans as a percent of total loans	0.79%	0.42%
Allowance for loan losses as a percent of non-performing loans	44.05%	70.03%
Allowance for loan losses as a percent of total loans	0.35%	0.29%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	20.04%	21.77%
Tier 1 risk-based capital (to risk weighted assets) (1)	19.54%	21.37%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	11.08%	11.93%
Equity to total assets (period end)	11.89%	12.91%
Average equity to average assets	12.94%	13.94%
Tangible capital (to tangible assets)	11.87%	12.89%
Book value per common share	$7.94	$7.87

Other Data:
Number of full service offices	52	52
Full time equivalent employees	552	537

(1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.